BlackRock Floating Rate Income Portfolio of BlackRock Funds II

File No. 811-22061

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending March 31, 2011, BlackRock Floating Rate Income Portfolio, (the "Floating Income Rate Fund"), a series of BlackRock Funds II (the "Registrant"), File No. 811-22061, acquired substantially all of the assets and certain stated liabilities of the BlackRock Senior Floating Rate Fund, Inc. and BlackRock Senior Floating Rate Fund II, Inc. (each, a "Senior Floating Rate Fund" and together, the "Senior Floating Rate Funds"). The Senior Floating Rate Funds were each a feeder fund in the Master Senior Floating Rate LLC, File No. 811-10171, a closed-end, non-diversified management investment company.

The Board of Trustees of the Registrant unanimously approved the Reorganization, and the proposal which provides for the acquisition of all of the assets and certain stated liabilities of the Senior Floating Rate Funds in exchange for shares of the Floating Income Rate Fund; and the distribution of such shares to the shareholders of the Senior Floating Rate Funds in complete liquidation thereof.

On December 6, 2010, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File No. 333-171002) (the "N-14 Registration Statement"). The N-14 Registration Statement contained the proxy materials informing the shareholders of the Senior Floating Rate Funds. A filing on Form 497 relating to the N-14 Registration Statement was filed on January 12, 2011. The N-14 Registration Statement as filed was declared effective by the Commission on January 5, 2011.

On March 21, 2011 (the "Reorganization Date"), pursuant to the Agreement and Plan of Reorganization, the Senior Floating Rate Funds' transferred assets valued at $448,617,436 to the Floating Rate Income Fund and received in exchange 29,059,951 Investor A Shares and 14,320,160 Investor C1 Shares, respectively, of the Floating Rate Income Fund. Such shares were then distributed to the shareholders of Senior Floating Rate Funds on that date.